Exhibit 3.2

AMENDMENT TO AMENDED AND RESTATED BYLAWS OF

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

THIS AMENDMENT (this “Amendment”) TO AMENDED AND RESTATED BYLAWS OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Corporation”), has been adopted effective as of the 2nd day of February, 2006.

RECITALS:

A.     The Bylaws of the Corporation were adopted on November 5, 1997 pursuant to a Unanimous Consent of the Board of Directors of Dollar Thrifty Automotive Group, Inc. (the “Original Bylaws”); and

B.     The Original Bylaws were (i) amended by an Amendment to Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 24th day of September, 1998, (ii) amended by an Amendment to Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 22nd day of July, 1999, (iii) amended by an Amendment to Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 27th day of September, 2002, (iv) amended by an Amendment to Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 1st day of January, 2003, and (v) amended and restated by the Amended and Restated Bylaws of Dollar Thrifty Automotive Group, Inc. adopted effective as of the 25th day of September, 2003 (the Original Bylaws, as amended, are referred to herein as the “Bylaws”); and

C.     The Board of Directors of the Corporation deem it advisable that the Bylaws of the Corporation be further amended as provided in this Amendment.

The Bylaws are hereby amended as follows:

1.    Article I, Section 2 of the Bylaws is hereby amended by deleting the second sentence in its entirety and replacing it with the following:

“The Board of Directors or the Chairman of the Board shall designate the date, time and place of the meeting.”

2.     Article I, Section 6 of the Bylaws is hereby amended by deleting the second sentence in its entirety and replacing it with the following:

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“In the absence of those individuals, the Board of Directors shall elect a person to preside as chairman of the meeting.”

3.    Article I, Section 10 of the Bylaws is hereby amended by deleting the comma between the words “Secretary” and “that” in the seventh sentence.

4.    Article II, Section 2 of the Bylaws is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“At any special meeting called for the purpose of removing any Director with the notice of such meeting stating such purpose, the stockholders may remove any Director and fill the vacancy.”

5.     Article IV, Section 1 of the Bylaws is hereby amended by deleting the last sentence in the second paragraph.

6.     Article IV, Section 11 of the Bylaws is hereby deleted in its entirety.

7.     Except as specifically amended hereby, the Bylaws shall continue in full force and effect.

CERTIFICATE

I, the undersigned Secretary of the Corporation, do hereby certify that the foregoing is a true and complete copy of the Amendment to Bylaws of Dollar Thrifty Automotive Group, Inc.

In Witness Whereof, I have hereunto subscribed my name and affixed the seal of Dollar Thrifty Automotive Group, Inc., this 2nd day of February, 2006.

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Stephen W. Ray, Secretary

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